Exhibit 10.1

EMPLOYMENT AGREEMENT

Parties:	GSI COMMERCE, INC. (“Employer”)
935 First Avenue
King of Prussia, PA 19406

MICHAEL G. RUBIN (“Executive”)
1840 Aloha Lane
Gladwyne, PA 19035

Date:	August 23, 2006

Background:	Employer and its subsidiaries are in the business of providing e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses (the “Business”). Employer desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions stated below (this “Agreement”).

INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:

1. Employment and Term. Employer hereby employs Executive, and Executive accepts such employment beginning on July 1, 2006 (the “Effective Date”) for an initial term of one and one-half years, which term shall expire on December 31, 2007 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one year terms (each such successive term a “Renewal Term,” and together with the Initial Term the “Employment Term”), unless at least 90 days’ prior to the commencement of any Renewal Term either party shall have given the other party written notice of his or its intention not to renew this Agreement, in which case the Employment Term and this Agreement shall terminate at the expiration of the Initial Term or the Renewal Term, as the case may be (the “Expiration Date”). In the event that Employer gives notice under this Section 1 and allows this Agreement to terminate, then such action shall be treated as a termination pursuant to Section 5.4 hereof, and Executive shall be entitled to the severance payments and benefits under Section 5.4 hereof. In the event that Executive gives notice under this Section 1 and allows this Agreement to terminate, then such action shall be treated as a termination pursuant to Section 5.6 hereof, and Executive shall not be entitled to any severance payments or benefits under this Agreement, other than those provided for in Section 5.6 hereof, and all of Executive’s other rights hereunder shall terminate as of the Expiration Date.

2. Position and Duties. Executive shall serve as Chairman and Chief Executive Officer and shall report solely and directly to Employer’s Board of Directors (the “Board”). In such capacity Executive shall have supervision and control over, and responsibility for, the overall business, affairs and management of Employer, and shall have such other duties, responsibilities and authority as may from time to time be prescribed by the Board and as are customarily associated with the position of

Chairman and Chief Executive Officer at other similarly situated companies. Employer will use its best efforts to cause Executive to be appointed as a member of the Board. Executive shall devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer. Notwithstanding the foregoing, so long as there is no material interference with the performance of Executive’s duties and responsibilities as an employee of Employer in accordance with this Agreement, Executive shall be permitted to engage in any of the following activities: (A) serve on corporate, civic or charitable boards or committees, with any corporate board service being subject to approval by the Board (which approval shall not be unreasonably withheld), provided, however, that Executive’s service on the first such corporate board shall not be subject to such Board approval; (B) deliver lectures and fulfill speaking engagements; and (C) manage personal investments.

3. Place of Employment. Executive’s principal place of employment will be at the Employer’s principal executive office located at 935 First Avenue, King of Prussia, PA 19406.

4. Compensation, Benefits and Expenses.

4.1 Compensation. Employer shall pay to Executive an annual base salary (“Base Salary”) in the amount of $474,000 per annum payable in accordance with the then current payroll policies of the Company. Employer may not decrease Base Salary during the Employment Term nor does either party contemplate that Base Salary will be increased during the Employment Term.

4.2 Annual Stock Award. For each year of the Employment Term (including the half year period from July 1, 2006 until December 31, 2006, the “First Half Year”), Executive shall be granted a restricted stock unit award (the “Annual Stock Award”). The Annual Stock Award shall be granted no later than March 31 of each year of the Employment Term, except that for the First Half Year the date of grant shall be no later than August 31, 2006. The Annual Stock Award shall consist of restricted stock units (“RSUs”) having a fair market value of at least $675,000 as of the date of grant. The Annual Stock Award shall be governed by the terms and provisions of the Plan and shall be subject to similar restrictions as are contained in the Annual Stock Awards granted to other executives of Employer and as are set forth in Executive’s Annual Stock Award agreement. The RSUs subject to each Annual Stock Award will vest in accordance with the following schedule; provided that the vesting will cease upon the termination of Executive’s continuous service (as defined in the Plan) with Employer; and, provided, further, that such vesting will be subject to acceleration as provided in Section 5.7 hereof: twenty-five percent (25%) of the total number of RSUs subject to an Annual Stock Award shall vest on each anniversary of the date of grant of such Annual Stock Award, with all of the RSUs subject to an Annual Stock Award becoming fully vested on the fourth anniversary of the date of grant of such Annual Stock Award.

4.3 Long Term Incentive Opportunity.

(a) Executive shall be granted a Performance Restricted Stock Unit Award for each year of the Employment Term (collectively, the “PRSU Awards”), each award being governed by the terms and provisions of Employer’s 2005 Equity Incentive Plan (the “Plan”) and the terms of the Stock Award Agreement under which such award is granted (the “Award Agreement”). The date of grant of each PRSU Award shall be on or before March 31 of each year of the Employment Term, except that for the First Half Year the date of grant shall be no later than August 31, 2006 (each such date, a “Grant Date”).

(b) Pursuant to each PRSU Award, a certain number of Performance Restricted Stock Units (“PRSUs”) will be issued, which number shall depend upon the achievement of certain performance targets (the “Performance Targets”) over a certain period (the “Performance Period”), as set forth in Employer’s Leadership Bonus Plan for the year or years in question. For each PRSU Award, the number of PRSUs that shall be issuable upon the achievement of the 90%, 100%, or 110% or higher level of the Performance Targets shall be listed in the Award Agreement and shall have a fair market value, as of the Grant Date (but not necessarily as of the date of their issuance), of no less than $700,000, $1,400,000, or $2,100,000, respectively. In the event that the level of the Performance Targets that is achieved is greater than the 90% level but less than the 100% level, or greater than the 100% level but less than the 110% level, then the number of PRSUs that shall be issuable shall have a fair market value, as of the Grant Date (but not necessarily as of the date of their issuance), equal to the amount obtained through linear interpolation between $700,000 and $1,400,000 or between $1,400,000 and $2,100,000, as the case may be. For each PRSU Award, if the 90% level of the Performance Targets is not achieved, then no PRSUs shall be issuable under such PRSU Award. Notwithstanding the foregoing, in the case of the First Half Year’s PRSU Award, the number of PRSUs that shall be issuable upon the achievement of each level of the Performance Targets shall be one-half of the number which would have been issuable in any year of the Employment Term other than the First Half Year.

(c) Prior to the Grant Date of each PRSU Award, the Board or the Compensation Committee of the Board of Directors (the “Compensation Committee”), after meeting and consulting with Executive, shall determine the length of the Performance Period applicable to such PRSU Award and shall determine the number of PRSUs issuable to Executive based upon the achievement of different Performance Targets during such Performance Period.

(d) If the Performance Period is less than three (3) years, PRSUs may be subject to additional time based vesting restrictions as set forth in the Award Agreement. Any such additional time based vesting restrictions shall be limited to two (2) years following the date of issuance of the PRSUs with 50% of the PRSUs vesting on the first anniversary of their issuance and the remaining PRSUs vesting on the second anniversary of their issuance.

4.4 Other Benefits. Executive shall be entitled to participate in all stock purchase, profit sharing, savings, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, on the same terms and to the same extent as the other senior executives of Employer. Notwithstanding the foregoing, Executive shall not be entitled to participate in any equity incentive, stock option, or bonus plans or programs of Employer now existing, or established hereafter, other than to the extent provided for in Section 4.2 and Section 4.3 hereof.

4.5 Personal Time-off. Executive will be eligible for paid personal time-off in accordance with Employer’s policy as in effect from time to time.

4.6 Expenses. Employer shall reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of his duties hereunder, in accordance with Employer’s expense reimbursement policies for executives and subject to proper accounting for all such expenses by Executive.

5. Termination and Severance Benefits.

5.1 Termination by Death. In the event of Executive’s death, this Agreement and the parties’ rights and obligations hereunder shall terminate as of the date of death. Notwithstanding the foregoing, Executive’s heirs, personal representatives or estate shall be entitled to the following: (i) payment, in a lump sum as soon as practicable following the date of death, of (A) the earned but unpaid portion of Executive’s Base Salary, (B) any other benefits accrued by Executive pursuant to the benefit plans or programs of Employer up to the date of termination and (C) any unpaid expenses payable to Executive pursuant to Section 4.6 hereof (collectively, the “Accrued Benefits”) and (ii) any benefits which are to be continued or paid after the date of death in accordance with the terms of the benefit plans or programs of Employer. If Executive’s employment is terminated pursuant to this Section 5.1, then Executive shall be entitled to the issuance of the number of PRSUs to which he would have been entitled had he remained employed throughout the entire Performance Period, based upon the extent to which the Performance Targets are actually achieved during said Performance Period. Notwithstanding anything in any Award Agreement to the contrary, any time based vesting restrictions on any issued PRSUs shall accelerate should Executive’s employment be terminated pursuant to this Section 5.1.

5.2 Termination By Employer for Disability. In the event of Executive’s Disability, Employer may, upon thirty (30) days prior written notice, terminate this Agreement and Executive’s employment and rights hereunder. Notwithstanding the foregoing, Executive shall be entitled to the following payments and benefits upon a termination by Employer for Disability: (i) payment, in a lump sum as soon as practicable following the date of termination, of the Accrued Benefits; (ii) continued payment of Executive’s Base Salary for a period of six (6) months following the date of termination, reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive by Employer and (iii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer. If Executive’s employment is terminated pursuant to this Section 5.2, then Executive shall be entitled to the issuance of the number of PRSUs to which he would have been entitled had he remained employed throughout the entire Performance Period, based upon the extent to which the Performance Targets are actually achieved during said Performance Period. Notwithstanding anything in any Award Agreement to the contrary, any time based vesting restrictions on any issued PRSUs shall accelerate should Executive’s employment be terminated pursuant to this Section 5.2.

“Disability” means Executive has suffered a physical or mental sickness or injury or other incapacity that, in the good faith determination of the Board, (i) impairs Executive’s ability to effectively perform Executive’s full-time duties with Employer after a period of one hundred eighty (180) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period and (ii) qualifies Executive for benefits under the Company’s group long-term disability plan.

5.3 Termination By Employer for Cause. Employer may, upon thirty (30) days prior written notice to Executive, and subject to any applicable cure period set forth below, terminate this Agreement and Executive’s employment and rights hereunder, for Cause (as defined in this Section 5.3). Notwithstanding the foregoing, Executive shall be entitled to the following payments and benefits upon a termination for Cause: (i) payment, in a lump sum as soon as practicable following the date of termination, of the Accrued Benefits and (ii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer. If Executive is terminated pursuant to this Section 5.3, then all PRSU Awards shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such awards, and any unvested PRSUs held by Executive shall immediately terminate and become forfeited as of the date of termination; provided, however, that any vested PRSUs whose settlement has been deferred by Executive pursuant to the terms of his PRSU Award shall be settled according to the terms thereof.

“Cause” shall exist if the Board or the Compensation Committee in good faith determines that (i) Executive is grossly negligent or engages in willful misconduct in the performance of his duties under this Agreement, (ii) Executive is convicted of, or enters a plea of guilty or nolo contendere to, a crime constituting a felony or any criminal offense involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof other than an automobile offense or (iii) Executive materially breaches this Agreement or materially violates Employer’s code of ethics or any other material policy of Employer. Notwithstanding the foregoing, Cause shall only exist after (A) Employer delivers written notice to Executive of its intention to terminate for Cause within ninety (90) days after Employer has actual knowledge of the facts and circumstances upon which Employer seeks to rely as a basis for its right to terminate for Cause, (B) such notice sets forth in reasonable detail such facts and circumstances and (C) Executive has failed to fully correct any of the events listed in Section 5.3(i)-(iii) above, if such events are reasonably capable of being fully corrected, within thirty (30) days following delivery of Employer’s written notice of its intention to terminate for Cause.

5.4 Termination By Employer Without Cause. Employer may, upon thirty (30) days prior written notice to Executive, terminate this Agreement and Executive’s employment and rights hereunder, for any reason or for no reason. Notwithstanding the foregoing, Executive shall be entitled to the following payments and benefits upon such termination by Employer without Cause: (i) a payment of severance in the amount of $2,525,000 payable over a period of twenty-four (24) months following the date of termination (payable in accordance with the then current payroll policies of Employer), (ii) continuation of Executive’s medical benefits for the shorter of, a period of twenty-four (24) months following the date of termination, or until Executive obtains substantially comparable medical coverage, (iii) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer and (iv) payment, in a lump sum as soon as practicable following the date of termination, of the Accrued Benefits. If Executive is terminated pursuant to this Section 5.4, then all PRSU Awards shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such awards, and any unvested PRSUs held by Executive shall immediately terminate and become forfeited as of the date of termination; provided, however, that any vested PRSUs whose settlement has been deferred by Executive pursuant to the terms of his PRSU Award shall be settled according to the terms thereof.

5.5 Resignation By Executive for Good Reason. Executive may, upon thirty (30) days prior written notice to Employer and subject to any applicable cure period set forth below, resign his employment for Good Reason (as defined in this Section 5.5), in which case this Agreement and Executive’s employment and rights hereunder shall terminate. Notwithstanding the foregoing, Executive shall be entitled to the payments and benefits described in Section 5.4(i)-(iv) upon a resignation for Good Reason. If Executive resigns pursuant to this Section 5.5, then all PRSU Awards shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such awards, and any unvested PRSUs held by Executive shall immediately terminate and become forfeited as of the date of resignation; provided, however, that any vested PRSUs whose settlement has been deferred by Executive pursuant to the terms of his PRSU Award shall be settled according to the terms thereof.

“Good Reason” shall mean any of the following events if not consented to by Executive in writing: (i) Executive is demoted, removed or not re-elected to any of his positions or offices, including his position as a member of the Board, or Executive is assigned duties or responsibilities that are materially inconsistent with, or constitute a material diminishment of, Executive’s title, position, responsibilities or authorities, including the change in any reporting relationships of Employer which results in Executive no longer reporting directly to the Board, (ii) Employer materially breaches this Agreement, (iii) there is a material reduction in the benefits provided to Executive under Sections 4.4 and 4.5 hereof, (iv) there is a material reduction in Executive’s Long Term Incentive Opportunity below that which was provided to Executive in the first year of the Initial Term that is not the First Half Year, (v) Executive’s principal place of employment is moved to a location that is more than fifty (50) miles from the current location listed in Section 3 hereof, provided that such location is not closer to Executive’s principal residence, (vi) Employer fails to obtain the assumption of this Agreement by any successor to the business or substantially all of the assets of Employer or (vii) there is a purported termination of Executive for Cause which is not effected pursuant to the method described in Section 5.3 hereof. Notwithstanding the foregoing, Good Reason shall only exist after (A) Executive delivers written notice to Employer of his intention to resign for Good Reason within ninety (90) days after Executive has actual knowledge of the facts and circumstances upon which Executive seeks to rely as a basis for his right to resign for Good Reason, (B) such notice sets forth in reasonable detail such facts and circumstances and (C) Employer has failed to fully correct any of the events listed in Section 5.5(i)-(vii) above, if such events are reasonably capable of being fully corrected, within thirty (30) days of Executive’s written notice of his intention to resign for Good Reason.

5.6 Resignation By Executive Other than for Good Reason. Executive may, upon thirty (30) days prior written notice to Employer, resign Executive’s employment and terminate this Agreement and Executive’s rights hereunder, for any reason other than a Good Reason, in which case Executive shall be entitled to the payments and benefits described in Section 5.3(i) and (ii) above. If Executive resigns his employment pursuant to this Section 5.6, then all PRSU Awards shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such awards, and any unvested PRSUs held by Executive shall immediately terminate and become forfeited as of the date of resignation; provided, however, that any vested PRSUs whose settlement has been deferred by Executive pursuant to the terms of his PRSU Award shall be settled according to the terms thereof.

5.7 Termination By Employer Without Cause; Resignation By Executive Following a Change in Control.

(a) Notwithstanding any other term or condition in this Agreement, including but not limited to the other provisions of this Section 5, the terms of this Section 5.7 shall control.

(b) If within one hundred eighty three (183) days before or one hundred eighty three (183) days following a Change in Control (including any subsequent period during which Executive may exercise the Walk Right described in Section 5.7(c) below), Employer terminates Executive’s employment without Cause, Employer issues a notice of non-renewal under Section 1 hereof or Executive resigns for Good Reason (as such term is defined in Section 5.5 above, provided that only a reduction in Executive’s Base Salary or the occurrence of an event listed in clause (v) of such definition shall constitute a Good Reason for the purposes of this Section 5.7(b)), then Executive shall be entitled to the payments and benefits described in Section 5.4(i)-(iv) upon such termination, non-renewal or resignation. In addition, notwithstanding anything in any Award Agreement to the contrary, any time based vesting restrictions on any issued PRSUs and any issued RSUs shall accelerate should Executive’s employment be terminated pursuant to this Section 5.7(b). However, if Executive is terminated or resigns pursuant to this Section 5.7(b), then the PRSU Award that was granted for the Performance Period in which Executive’s termination or resignation occurred shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such award.

(c) After a period of one hundred eighty three (183) days following a Change in Control (the “No Walk Right Period”), Executive shall have the right (the “Walk Right”) to resign his employment for any reason or for no reason upon thirty (30) days’ prior written notice to Employer. Executive must exercise this right within thirty (30) days of the end of the No Walk Right Period or the Walk Right shall expire. If Executive exercises the Walk Right, he shall be entitled to the payments and benefits described in Section 5.4(ii)-(iv) above. In addition, notwithstanding anything in any Award Agreement or Section 5.6 hereof to the contrary, any time based vesting restrictions on any issued PRSUs and any issued RSUs shall accelerate should Executive’s employment be terminated pursuant to this Section 5.7(c). However, if Executive resigns pursuant to this Section 5.7(c), then the PRSU Award that was granted for the Performance Period in which Executive’s resignation occurred shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such award.

(d) If Employer terminates Executive’s employment without Cause, Employer issues a notice of non-renewal under Section 1 hereof or Executive resigns for Good Reason (as defined in Section 5.5 above except that the word “material” shall not apply in clause (iv) thereof) and such termination, non-renewal or resignation occurs after the expiration of Executive’s Walk Right but prior to the date which is seven hundred and thirty (730) days following a Change in Control, then Executive shall be entitled to the payments and benefits described in Section 5.4(i)-(iv) upon such termination or resignation. In addition, notwithstanding anything in any Award Agreement to the contrary, any time based vesting restrictions on any issued PRSUs and any issued RSUs shall accelerate should Executive’s employment be terminated pursuant to this Section 5.7(d). However, if Executive is terminated or resigns pursuant to this Section 5.7(d), then the PRSU Award that was granted for the Performance Period in which Executive’s termination or resignation occurred shall immediately terminate and Executive shall not be entitled to the issuance of any PRSUs under such award.

“Change in Control,” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, covered by subsection (ii) below. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Employer from Employer by an investor, any Affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for Employer through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Employer reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Employer, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Employer and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Employer immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity (each an “Entity”) in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such transaction;

(iii) the stockholders of Employer approve or the Board approves a plan of complete dissolution or liquidation of Employer, or a complete dissolution or liquidation of Employer shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Employer in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan was adopted by the Board, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, unless such new director’s initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Incumbent Board.

“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) Employer or any Affiliate, (ii) any employee benefit plan of Employer or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of Employer or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their Ownership of stock of Employer or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities.

“Own,” “Owned,” “Owner,” “Ownership” means that in relation to certain securities, a person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

5.8 Section 409A. In the event that any cash severance benefit or continued medical benefit under this Section 5 shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5.8 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5.8; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code. The PRSU Awards and Annual Stock Awards may contain additional provisions relating to the application of Section 409A of the Code to this Agreement and the payments and benefits distributed hereunder.

5.9 Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from Employer pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; cancellation of accelerated vesting of equity awards; reduction of employee benefits. If acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards unless Executive elects in writing a different order for cancellation.

Employer shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for an individual, entity or group that effected a Change in Control of Employer. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, on which Executive may rely, to Employer and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Employer or Executive) or such other time as requested by Employer or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Employer shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

6. Procedure Upon Termination. Upon termination of his employment, Executive shall promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

7. Covenants.

7.1 Discoveries. Executive will promptly and fully communicate to Employer, in writing, all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”), whether or not patentable or registrable under copyright or similar statutes, which are made, conceived, reduced to practice or learned by Executive, whether alone or jointly with others, at any time during the Employment Term, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as “Employer Inventions”). Executive acknowledges that Employer owns all right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto) and hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Employer (or to such third party as Employer may direct) all of Executive’s right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto). Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). Executive will, at Employer’s expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership in Employer Inventions. “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

7.2 Nondisclosure. At all times during the Employment Term and thereafter, except with the express prior written consent of an executive officer of Employer other than Executive, in connection with the proper performance of services under this Agreement, or as required by law or in any judicial or administrative proceeding with subpoena powers, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any Proprietary Information or any Third Party Information. “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of Employer, no matter when or how acquired. By way of illustration, but not limitation, Proprietary Information includes (i) Inventions; (ii) the terms and details of contracts and arrangements with and proposals to entities for which Employer operates e-commerce businesses (“Partners”) and prospective Partners; (iii) personal, financial and other information obtained from customers of the e-commerce businesses that Employer operates (“E-Commerce Customers”); (iv) non-public pricing information, vendor prices, buying and pricing strategies and merchandise plans, including the terms of contracts and arrangements with vendors; (v) promotional, marketing and advertising strategies and plans, including the terms of contracts and arrangements relating to promotions, marketing and advertising; (vi) non-public financial and statistical information relating to Employer, its business and the e-commerce businesses operated by Employer, including budgets, financial and business forecasts, expansion plans and business strategies; and (vii) information regarding the skills and compensation of other employees of Employer. For purposes of this Section 7.2, Proprietary Information will not include any information which is now known by the general public, which becomes known by the general public other than as a result of a breach of this Agreement by Executive or which is independently acquired by Executive. “Third Party Information” means any and all confidential or proprietary data, knowledge and information received from third parties, including Partners, prospective Partners and E-Commerce Customers, subject to a duty on Employer’s part to maintain the confidentiality of such data, knowledge or information and to use it only for certain purposes.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

7.3 Non-Competition. Executive acknowledges that Employer’s business is highly competitive. Accordingly, for the longer of (i) two (2) years after the date of the termination of Executive’s employment with Employer for any reason or (ii) the period of time with respect to which Employer is paying Executive severance or separation compensation (the “Restricted Period”), except with Employer’s express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any Person:

(a) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was an employee, consultant, agent or representative of Employer or any of its subsidiaries, or who, during the Restricted Period, becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such employee, consultant, agent or representative as an employee, consultant, agent or representative of any other Person,

(b) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was a partner, customer, client or prospect of Employer or any of its subsidiaries, or who, during the Restricted Period, becomes a partner, customer, client or prospect of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such a partner, customer, client or prospect as a partner, customer, client or prospect of any other Person which conducts a business competitive with all or any material part of the Business, or

(c) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the Business.

7.4 Nondisparagement. During the Restricted Period, both Executive and Employer shall refrain from making any false, defamatory or disparaging statements about the other party, and in the case of Executive, about any director, officer, employee or agent of Employer.

7.5 Consideration and Enforcement of Covenants. Executive expressly acknowledges that the covenants contained in Sections 7.1 to 7.4 of this Agreement (the “Covenants”) are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement. Executive acknowledges that any breach by Executive of any of the Covenants will result in irreparable injury to Employer for which money damages could not adequately compensate. If there is such a breach, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants. If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term will be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application will not be affected thereby and will be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such Covenant will then be enforceable in its reduced or limited form.

7.6 Severance Obligations. Any breach of the Covenants contained herein shall constitute a material breach of this Agreement and shall discharge, to the extent not prohibited by applicable law, Employer from any and all of its obligations to make payments or provide benefits under any provision of this Agreement including Section 5 hereof.

8. Clawback. In the event that the Board or the Compensation Committee determines in good faith that the earlier determination as to the achievement of the Performance Targets was based on incorrect data, which incorrect data would require the restatement of Employer’s financial statements for reasons other than changes in law or accounting principles, and that in fact the Performance Targets had not been achieved or had been achieved to a lesser extent than originally determined and a portion of any PRSUs granted under any PRSU Award would not have been issued, vested or settled, given the correct data, then (i) such portion of PRSUs that were issued shall be forfeited and cancelled as provided by the Board or the Compensation Committee, (ii) such portion of PRSUs that became vested shall be deemed to be not vested and shall be deemed to be forfeited and cancelled as provided by the Board or the Compensation Committee and (iii) such portion of PRSUs that were settled in exchange for shares of Employer’s stock (or if such shares were disposed of the cash equivalent) shall be paid by Executive to Employer upon notice from Employer as provided by the Board or the Compensation Committee.

9. No Mitigation. Executive shall not be required to mitigate the amount of any benefits under this Agreement by seeking other employment or otherwise. The benefits to be provided pursuant to Section 5 hereof shall not be reduced by any compensation or benefits payable or provided to Executive as a result of employment by another employer after the date of termination or otherwise, except as set forth in Section 5.4(ii) above. The specific arrangements referred to in this Agreement are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with Employer pursuant to any other agreement between Employer and Executive.

10. Release. Executive shall not receive any of the payments or benefits set forth under Section 5 hereof, and Employer shall have no obligation to provide such payments or benefits, unless and until, Executive furnishes Employer with an effective waiver and release of claims (the “Release”) substantially in the form attached hereto as Exhibit A with only such changes, if any, as counsel to Employer opines are required by applicable law.

11. Indemnification. Executive shall be indemnified by Employer to the fullest extent permitted by its bylaws or applicable law. Employer shall ensure that Executive is covered by Employer’s director and officer liability insurance policies during the Employment Term and for at least four (4) years thereafter in an amount reasonably determined by the Board.

12. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws (and not the choice of law rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

13. Survival of Obligations. Notwithstanding anything to the contrary contained herein, Section 6 through Section 20 of this Agreement shall survive any termination of this Agreement and the termination of the Employment Term. Certain payments and benefits owed to Executive under Section 5 hereof shall survive the termination of this Agreement to the extent provided for in Section 5.

14. Legal Fees. Employer shall pay the reasonable legal fees and expenses of Executive in connection with the negotiation, execution and delivery of this Agreement up to a maximum amount of $30,000. In connection with the enforcement of any right or remedy or the obtaining of any benefit under this Agreement, Employer shall pay all reasonable legal fees and expenses if Executive substantially prevails.

15. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid or (iii) one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 15, provided that any such change of address notice shall not be effective unless and until received.

16. Prior Agreements. Executive represents to Employer (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound and (iii) that Executive has full legal right and capacity to execute this Agreement and to enter into employment with Employer. All prior employment agreements between Executive and Employer are hereby terminated as of the date hereof as fully performed on both sides.

17. Parties in Interest. This Agreement is for the personal services of Executive and shall not be assignable by either party without the express prior written consent of the other party; provided, however, that Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place; provided, further, that no such assumption or agreement by such successor shall relieve Employer of any of its obligations under this Agreement. Subject to the provisions of Section 5 and this Section 17, this Agreement shall inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive.

18. Entire Understanding. This Agreement and the Release set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

19. Amendment and Waiver. This Agreement shall not be amended, modified or terminated unless in writing and signed by Executive and a representative of Employer, other than Executive, who is duly authorized by the Board or the Compensation Committee. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the parties against which enforcement is sought (which, in the case of Employer, must be someone other than Executive who is duly authorized by the Board or the Compensation Committee). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

20. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, meaning or effect.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.

GSI COMMERCE, INC.

By:	/s/ Michael Perlis	/s/ Michael G. Rubin
Name:	Michael Perlis	Michael G. Rubin
Title:	Chairman of the Compensation Committee of the Board of Directors

[Signature page to Employment Agreement]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the benefits and mutual agreements set forth in the Employment Agreement, effective as of August 23, 2006 (the “Agreement”), between GSI Commerce, Inc, (“Employer”) and Michael Rubin (“Executive”), to which this form is attached, Executive, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive and the other commitments of Employer in the Agreement, Executive and his heirs, representatives, agents and attorneys hereby generally and completely releases Employer and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to Executive signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with Employer or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from Employer, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Employer; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Pennsylvania Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this general release specifically excludes any and all claims that Executive may have in regard to (a) any ongoing severance or employment obligations of Employer to Executive under the Agreement or any other written agreement or arrangement between Employer and Executive, including any bonus plan, benefit plan and other agreement or arrangement, (b) any ongoing obligations of Employer to Executive under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by Employer to Executive, (c) any indemnification obligations of Employer to Executive as a former director, officer and/or employee of Employer or any of its subsidiaries pursuant to Employer’s certificate of incorporation or bylaws or any indemnification or other written agreement, (d) any rights Executive may have under any directors and officers liability insurance policy of Employer, and (e) any rights Executive may have arising by virtue of his status as a stockholder of Employer.

Executive also acknowledges that he has read and understands Section 1542 of the Pennsylvania Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims he may have against Employer.

Executive acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he was already entitled as an executive of Employer. Executive further acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he should consult with an attorney prior to executing this Release and Waiver; (c) he has twenty-one (21) days in which to consider this Release and Waiver (although he may choose voluntarily to execute this Release and Waiver earlier); (d) he has seven (7) days following the execution of this Release and Waiver to revoke his consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he executes this Release and Waiver and the revocation period has expired (the “Effective Date”).

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between Employer and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by Employer that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of Employer.

Date: ________________	By:
MICHAEL G. RUBIN

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